Exhibit 10.1

UNIT PURCHASE AGREEMENT

BY AND AMONG

JUHL WIND, INC. (“BUYER”)

AND

GEORGE SHIBAYAMA, MATT BROWN AND BRYAN ESKRA (COLLECTIVELY, THE “SELLERS”)

FOR THE PURCHASE OF

ALL OF THE OWNERSHIP INTEREST

OF

POWER ENGINEERS COLLABORATIVE, L.L.C. (“TARGET”)

April 30, 2012

UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT (this "Agreement") is entered into as of April 30, 2012, by and among Juhl Wind, Inc., a Delaware corporation ("Buyer"), and George Shibayama, Matt Brown and Bryan Eskra (each a “Seller” and collectively, "Sellers"). Buyer and Sellers are referred to collectively herein as the "Parties."

Sellers in the aggregate own all of the outstanding ownership interest of Power Engineers Collaborative, L.L.C., an Illinois limited liability company ("Target" or “PEC”).

This Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the outstanding ownership interest of Target in return for cash and equity of Buyer.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE I
DEFINITIONS

1.1           Definitions.  As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

“Actual Value” has the meaning set forth in Section 2.5(a)(iii)(C) below.

"Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations (17 CFR § 240.12B-2) promulgated under the Securities Exchange Act.

"Affiliated Group" means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

"Applicable Rate" means the corporate base rate of interest publicly announced from time to time by Buyer’s primary lending institution.

"Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

"Buyer" has the meaning set forth in the preface above.

"Buyer Stock" has the meaning set forth in Section 2.2 below.

“Buyer Stockholder Agreement” has the meaning set forth in Section 6.6 below.

"Closing" has the meaning set forth in Section 2.3 below.

“Closing Capital Account” means the actual capital account, reflecting total member equity (total assets less total liabilities), at the time of closing, as determined pursuant to Section 2.5(a) below.

"Closing Date" has the meaning set forth in Section 2.3 below.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.5(a)(ii) below.

"COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code § 4980B and of any similar state law.

"Code" means the Internal Revenue Code of 1986, as amended.

“Commission” has the meaning set forth in Section 3.2(f).

"Confidential Information" means any information concerning the businesses and affairs of the Target that is not already generally available to the public.

“Contingent Purchase Price” has the meaning set forth in Section 2.2 below.

“Corporate Records” means all minute books, unit or equity records, and other records of the Company in which the Organizational Documents (including amendments), the minutes of meetings of the members and the board of managers (or committees thereof) or other records of actions taken by, or resolutions adopted by, the members or the board of managers (or committees thereof) of the Company, and all records of the issuance or cancellation of, or the holders of, units of the Company are maintained.

"Disclosure Schedule" has the meaning set forth in Section 4.1 below.

“Draft Closing Date Balance Sheet” has the meaning set forth in Section 2.5(a)(i) below.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

"Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA §3(3)) and any other employee benefit plan, program or arrangement of any kind.

"Employee Pension Benefit Plan" has the meaning set forth in ERISA §3(2).

"Employee Welfare Benefit Plan" has the meaning set forth in ERISA §3(1).

"Environmental, Health, and Safety Requirements" shall mean, as amended and as now and hereafter in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means the account administered by the Escrow Agent in accordance with the Escrow Agreement.

"Escrow Agent" has the meaning set forth in Section 2.2 below.

"Escrow Agreement" means the strict joint order escrow agreement entered into concurrently herewith and attached hereto as Exhibit A.

"Escrow Amount" has the meaning set forth in Section 2.2 below.

“Excluded Assets” has the meaning set forth in Section 2.1 below.

“Excluded Liabilities” has the meaning set forth in Section 2.1 below.

"Financial Statements" has the meaning set forth in Section 4.1(g) below.

"GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Approval” means an approval, authorization, consent, permit, license, or exemption of, registration or filing with, or report or notice to, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission, or instrumentality of any of the foregoing, and any tribunal or arbitrator of competent jurisdiction.

“High Value” has the meaning set forth in Section 2.5(a)(iii)(B) below.

“Inchoate Liens” means (a) Liens for Taxes not yet due and payable, (b) mechanic’s Liens and materialmen’s Liens for services and materials for which payments are not yet due or which are being contested in good faith by appropriate proceedings, and (c) landlord’s Liens for rental payments not yet due and payable.

"Indemnified Party" has the meaning set forth in Section 8.4(a) below.

"Indemnifying Party" has the meaning set forth in Section 8.4(a) below.

"Intellectual Property" means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

"Knowledge" means actual knowledge after reasonable investigation.

"Lease Consents" has the meaning set forth in Section 7.1(k) below.

"Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Target.

"Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Target holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Target thereunder.

"Liability" means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"Lien" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Low Value” has the meaning set forth in Section 2.5(a)(iii)(A) below.

"Material Adverse Effect" or "Material Adverse Change" means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Target, taken as a whole, or to the ability of Sellers to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has Knowledge of such effect or change on the date hereof), including any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, including such conditions related to the business of Target, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange, or Nasdaq Stock Market for a period in excess of three hours or any decline of either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date hereof), (d) changes in United States generally accepted accounting principles, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, and (f) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

"Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

"Most Recent Financial Statements" has the meaning set forth in Section 4.1(g) below.

"Most Recent Fiscal Month End" has the meaning set forth in Section 4.1(g) below.

"Most Recent Fiscal Year End" has the meaning set forth in Section 4.1(g) below.

 “Net Earnings Target” means $100,000, computed as accrual basis revenue less accrual basis expenses, before provision for income taxes and with adjusted intercompany charges against Target earnings. Intercompany charges for out of pocket expenses shall be adjusted such that the charges shall not exceed the amount paid by Target for such expenses as reflected in Target’s 2011 financial statements. Provided further, that Target shall receive credit towards the Net Earnings Target for intercompany work performed. Such credit shall be calculated as income from such work billed at the lowest rate charged for similar work to existing customers of Target.

“Options” has the meaning set forth in Section 2.2 below.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means, as to any Person that is an entity, (a) the articles of incorporation (or certificate of incorporation) and bylaws, if such Person is a corporation, (b) the articles of organization (or certificate of formation) and regulations (or operating agreement or company agreement), if such Person is a limited liability company, (c) the certificate of limited partnership (or certificate of formation) and agreement of limited partnership, if such Person is a limited partnership, (d) the agreement of partnership of such Person, if such Person is a general partnership, or (e) the organizational documents of any other entity, and any amendments thereto.

"Owned Real Property" means all land, together with all buildings, structures, improvements, and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by Target.

"Party" has the meaning set forth in the preface above.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” has the meaning set forth in Section 2.2 below.

"Real Property" has the meaning set forth in Section 4.1(m)(iii) below.

"Reportable Event" has the meaning set forth in ERISA § 4043.

"Requisite Sellers" means Sellers holding a majority in interest of the Target Units as set forth in Section 4.1(b) of the Disclosure Schedule.

“Revenue Target” means $4,500,000.

“SEC Reports” has the meaning set forth in Section 3.2(f).

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Seller" has the meaning set forth in the preface above.

"Source Code" means human-readable computer software and code, in a form other than Object Code form or machine-readable form, including related programmer comments and annotations, help text, data and data structures, object-oriented and other code, which may be printed out or displayed in human-readable form, and, for purposes of this Source Code definition, "Object Code" means computer software code, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

"Target" has the meaning set forth in the preface above.

“Target Capital Account” means $300,000.00.

"Target Unit" means any unit of ownership interest of Target.

"Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Authority” means any United States, state, local or foreign governmental authority or regulatory body responsible for the imposition of any Tax.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third-Party Claim" has the meaning set forth in Section 8.4(a) below.

ARTICLE II
PURCHASE AND SALE OF TARGET UNITS

2.1           Basic Transaction.  On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from each Seller, and each Seller agrees to sell to Buyer, all of his or her or its Target Units for the consideration specified below in this Article II.

Notwithstanding the foregoing or anything else contained herein to the contrary, on or immediately prior to Closing Sellers shall transfer the following items out of the Target (the “Excluded Assets”):

(i)           Automobile leases for the following automobiles: None. Further, Seller’s shall pay or otherwise transfer out of the Target the following (the “Excluded Liabilities”):

(i)           Any debt owed by Target to Sellers; and

(ii)           Any and all payments remaining for the automobile leases set forth above in this Section 2.1.

2.2           Purchase Price.  Buyer agrees to pay to Sellers at the Closing (i) cash in the amount of $750,000.00, payable by wire transfer or delivery of other immediately available funds, and (ii) options to purchase shares of Buyer Stock (“Options”) as follows: 100,000 Options to Sellers and 150,000 Options to Target employees as designated by Sellers, which Options shall have a strike price of the price of Buyer Stock on the OTC bulletin board on the day of Closing, shall be on the Buyer’s standard form of option agreement and shall expire no sooner than five (5) years following the Closing Date ((i) and (ii) together, the “Purchase Price”). Additionally, Sellers shall have the opportunity to receive (y) an additional cash amount of $250,000 (the “Escrow Amount”), and (z) 500,000 shares of Common Stock of Juhl Wind, Inc. (the “Buyer Stock”, which Buyer Stock shall be subject to that certain Buyer Stockholder Agreement (as further set forth in Section 6.6 below) attached hereto as Exhibit B (the “Contingent Purchase Price”), in accordance with Section 2.5(b) below. The Purchase Price, other than the Options, shall be allocated among Sellers in proportion to their respective holdings of Target Units as set forth in Section 4.1(b) of the Disclosure Schedule. Buyer agrees to pay to Christopher M. Saternus IOLTA Account, as escrow agent (the "Escrow Agent"), at the Closing the Escrow Amount in cash payable by wire transfer or delivery of other immediately available funds for deposit into the Escrow Account. The Contingent Purchase Price shall be earned and subject to post-Closing adjustments as set forth below in Section 2.5(b), and the Escrow Amount plus any interest accrued thereon and the Buyer Stock will be available to satisfy any amounts owed by Target to Buyer in connection with any post-Closing adjustments set forth herein and in accordance with the terms of the strict joint order Escrow Agreement attached hereto as Exhibit A.  The Buyer Stock shall be reserved for issuance to Sellers two years following the Closing Date in accordance with the terms of this Agreement.

2.3           Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Synergy Law Group, LLC, in Chicago, Illinois, or by the exchange of electronic signature pages, commencing at 9:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Requisite Sellers may mutually determine (the "Closing Date").

2.4           Deliveries at Closing. At the Closing, (i) Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7.1 below, (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in Section 7.2 below, (iii) each Seller will deliver to Buyer unit certificates, or an assignment separate from certificate if the Target Units are not certificated, representing all of his Target Units, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Buyer will deliver to each Seller and the Escrow Agent the consideration specified in Section 2.2 above.

2.5           Purchase Price Adjustment.

(a)           Preparation of Closing Day Financial Statements.

(i)           Within 7 days after the Closing Date, Ann Marie Saternus, CPA (“Saternus”), the Target’s accountant prior to Closing, will at the direction of Sellers prepare and deliver to Buyer a draft balance sheet (the "Draft Closing Date Balance Sheet") for Target as of the close of business on the Closing Date (determined on a pro forma basis as though the Parties had not consummated the transactions contemplated by this Agreement). Saternus will prepare the Draft Closing Date Balance Sheet in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements; provided, however, that assets, liabilities, gains, losses, revenues, and expenses in interim periods or as of dates other than year-end (which normally are determined through the application of so-called interim accounting conventions or procedures) shall be determined, for purposes of the Draft Closing Date Balance Sheet, through full application of the procedures used in preparing the most recent audited balance sheet included within the Financial Statements; provided further, that in preparing the Draft Closing Date Balance Sheet, work in progress at the time of Closing for which Seller has not yet billed its customers shall be accounted for at the rate Seller has historically billed its customers for such work, to account for uncollectible revenues.  Any unpaid amounts associated with such work in progress shall cause an adjustment in amounts due Sellers.

(ii)           If Buyer has any objections to the Draft Closing Date Balance Sheet, it shall deliver a detailed statement describing its objections to Sellers within 7 days after receiving the Draft Closing Date Balance Sheet. Buyer and Sellers shall use reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution within 14 days after Sellers have received the statement of objections, however, Buyer and Sellers shall engage Boulay, Heutmaker, Zibell & Co. P.L.L.P. (“Boulay”) to resolve any remaining objections.  The determination of Boulay shall be set forth in writing and shall be conclusive and binding upon the Parties. At Sellers direction, Saternus shall revise the Draft Closing Date Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.5(a)(ii). The "Closing Date Balance Sheet" shall mean the Draft Closing Date Balance Sheet together with any revisions thereto pursuant to this Section 2.5(a)(ii).

(iii)           In the event the Parties submit any unresolved objections to an accounting firm for resolution as provided in Section 2.5(a)(ii) above, Buyer and Sellers shall share responsibility for the fees and expenses of the accounting firm as follows:

(A)           if the accounting firm resolves all of the remaining objections in favor of Buyer (the capital account so determined is referred to herein as the "Low Value"), Sellers shall be responsible for all of the fees and expenses of the accounting firm;

(B)           if the accounting firm resolves all of the remaining objections in favor of Sellers (the capital account so determined is referred to herein as the "High Value"), Buyer shall be responsible for all of the fees and expenses of the accounting firm; and

(C)           if the accounting firm resolves some of the remaining objections in favor of Buyer and some objections in favor of Sellers (the capital account so determined is referred to herein as the "Actual Value"), Sellers shall be responsible for that fraction of the fees and expenses of the accounting firm equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, and Buyer shall be responsible for the remainder of the fees and expenses.

(iv)           Sellers will make the work papers and back-up materials used in preparing the Draft Closing Date Balance Sheet available to Buyer and its accountants and other representatives at reasonable times and upon reasonable notice at any time during (A) the preparation by Saternus of the Draft Closing Date Balance Sheet, (B) the review by Buyer of the Draft Closing Date Balance Sheet, and (C) the resolution by the Parties of any objections thereto.

(v)           If the Closing Capital Account exceeds the Target Capital Account, Buyer will pay to Sellers an amount equal to such excess by wire transfer or delivery of other immediately available funds in six equal monthly installments, commencing on the Closing Date, following the date on which the Closing Capital Account for Target finally is determined pursuant to the above. This additional amount shall be allocated among Sellers in proportion to their respective holdings of Target Units as set forth in Section 4(b) of the Disclosure Schedule.

(vi)           If the Closing Capital Account is less than the Target Capital Account, Sellers shall deposit in Target bank account, so as to maintain Target operations in its ordinary course of business, an amount equal to such deficiency by wire transfer or delivery of other immediately available funds within 3 business days after the date on which the Closing Capital Account for Target finally is determined pursuant to the above. In Buyer’s sole discretion it may elect to transfer such deficiency amount from the Escrow Account to the Target bank account in lieu of Sellers depositing the deficiency.

(b)           Performance Targets for earning the Contingent Purchase Price.  The Contingent Purchase Price shall be earned as follows:

(i)           On each of the one year anniversary and two year anniversary from the Closing Date the parties shall evaluate Target’s performance as follows:

(A)           Definitions.  As used herein the following terms shall be defined as follows:

“Year One” means the 12 month period ending on the one year anniversary of the Closing Date.

“Year Two” means the 12 month period ending on the two year anniversary of the Closing date.

(B)           For Year One, the parties shall determine the revenue and net earnings of Target for Year One. If both the actual revenue and net earnings meet the Revenue Target and Net Earnings Target, respectively, then no adjustment to the Contingent Purchase Price shall occur and one-half of the Escrow Amount may be released to Sellers (subject to the rest of the terms set forth herein).  If either the Revenue Target or the Net Earnings Target is not met, then the following shall occur:

I.	If neither the Revenue Target nor the Net Earnings Target is met, then the entire amount held in the Escrow Account for release at the end of Year One shall be released to Buyer;

II.
If the Net Earnings Target is met but the Revenue Target is not, or vice versa, then one-half of the amount held in the Escrow Account for release at the end of Year One shall be released to Sellers (subject to the rest of the terms set forth herein) and one-half shall be released to Buyer.

(C)           For Year Two, the parties shall determine the revenues and net earnings of Target for Year Two. If both the actual revenues and net earnings meet the Revenue Target and Net Earnings Target, respectively, then no adjustment to the Contingent Purchase Price shall occur and one-half of the Escrow Amount may be released to Sellers (subject to the rest of the terms set forth herein).  If either the Revenue Target or the Net Earnings Target is not met, then the following shall occur:

I.	If neither the Revenue Target nor the Net Earnings Target is met, then the entire amount held in the Escrow Account for release at the end of Year Two shall be released to Buyer;

II.
If the Net Earnings Target is met but the Revenue Target is not, or vice versa, then one-half of the amount held in the Escrow Account for release at the end of Year Two shall be released to Sellers (subject to the rest of the terms set forth herein) and one-half shall be released to Buyer.

(ii)           For purposes of performing the calculations of this Section 2.5(b), the Parties shall follow the following principles:

(A)           Intercompany accounting shall be utilized to account for Target services provided to Buyer or its subsidiaries or Affiliates for direct charges only, and all such services shall utilize industry standard rates.

(B)           Expenditures related to interest paid on indebtedness related to the acquisition or legal, accounting or other professional fees incident to the acquisition shall be disregarded.

(C)           Management of Target may elect to reduce its salary to facilitate meeting such targets, however, any such reduction shall be a permanent reduction for such year.

(iii)           Should Buyer be entitled to recover on the basis of this Section 2.5(b), Buyer shall first offset such amount by reducing the amount in the Escrow Account.  Should such amount prove to be inadequate, Buyer shall be entitled to reduce the number of shares of Buyer Stock held for issuance to the Sellers to account for any remaining shortfall, with such shares being calculated at the fair market value on the date thereof.

(iv)           As set forth in Section 2.2, 500,000 shares of Buyer Stock shall be distributed to Sellers after Year Two; provided, however, that if the amount of Buyer Stock to be distributed to Sellers has been reduced pursuant to Sections 2.5(b)(iii) or 8.6 of this Agreement, then Sellers shall receive their pro rata portion of such reduced amount of Buyer Stock.

(c)           Subject to the rest of the terms contained herein, the Escrow Agreement shall contain the following additional material terms:

(i)           One year from the Closing Date, 50% of the unapplied then-current Escrow Amount shall be released and allocated among Sellers in proportion to their respective holdings of Target Units as set forth in Section 4.1(b) of the Disclosure Schedule.

(ii)           Two years from the Closing Date the balance of the unapplied then-current Escrow Amount, including any accrued interest shall be released and allocated among Sellers in proportion to their respective holdings of Target Units as set forth in Section 4.1(b) of the Disclosure Schedule.

(iii)           Notwithstanding items (i) and (ii) above, should a claim for indemnification be asserted by Buyer against Sellers or should a claim for a Purchase Price adjustment be made but not yet resolved pursuant to Section 2.5(b), any releases from escrow should assume that such amounts are not available for release until such items are fully resolved.

(iv)           Should a Party fail to authorize the release of funds to the escrow agent as required hereunder, the Party rightfully entitled to such funds shall be entitled to reimbursement of its costs (including reasonable attorneys’ fees) in forcing such release.

ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING TRANSACTION

3.1           Sellers' Representations and Warranties. Each Seller represents and warrants to Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1) with respect to himself, herself, or itself, except as set forth in Schedule 3.1 attached hereto.

(a)           Intentionally omitted.

(b)           Authorization of Transaction. Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. To the Knowledge of Sellers, Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

(c)           Non-contravention. Neither the execution and delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby, will (A) to the Knowledge of Sellers violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or, if Seller is an entity, any provision of its charter, bylaws, or other governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which he is bound or to which any of his assets are subject, or (C) result in the imposition or creation of a Lien upon or with respect to the Target Units.

(d)           Brokers' Fees. Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

(e)           Investment. Sellers (A) understand that the Buyer Stock is publicly traded stock, registered under the Securities Act, (B) understand that Buyer Stock is subject to customary trade restrictions tied to price and volume designed to protect all holders of large amounts of stock, as are set forth in Exhibit B, and (C) agree to accept Buyer Stock as partial payment for the Target Units.

(f)           Target Units. Seller holds of record and owns beneficially the number of Target Units set forth next to his name in Section 4.1(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any ownership interest in Target. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any ownership interest in Target.

3.2           Buyer's Representations and Warranties. Buyer represents and warrants to Sellers that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2), except as set forth in Schedule 3.2 attached hereto.

(a)           Organization of Buyer. Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

(b)           Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(c)           Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.

(d)           Brokers' Fees.  Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

(e)           Investment.  Buyer is not acquiring the Target Units with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

(f)           Public Filings.  Buyer has filed all reports required to be filed by it under the Securities Act and the Securities Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, as a public reporting company (the foregoing materials being collectively referred to herein as “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Buyer and its consolidated subsidiaries if any, as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(g)           OTCBB Listing.  Buyer is currently listed in good standing on the OTC Bulletin Board (OTCBB) under the trading symbol JUHL.OB.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING TARGET

4.1           Sellers jointly and severally represent and warrant to Buyer that the statements contained in this Section 4.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4.1), except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.1.

(a)           Organization, Qualification, and Corporate Power. Target is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Target has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 4.1(a) of the Disclosure Schedule lists the managers and officers of Target. Sellers have delivered to Buyer correct and complete copies of the articles of organization and operating agreement for Target (as amended to date). To the extent any exist, the minute books (containing the records of meetings of the members, the board of managers, and any committees of the board of managers), the unit certificate books, and the unit record books for Target are correct and complete. Target is not in default under or in violation of any provision of its articles of organization or operating agreement.

(b)           Capitalization. The entire authorized ownership interest of Target consists of 100 Target Units, of which all Target Units are issued and outstanding and no Target Units are held in treasury. All of the issued and outstanding Target Units have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the respective Sellers as set forth in Section 4.1(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its units. There are no outstanding or authorized unit appreciation rights, phantom units, profit participation, or similar rights with respect to Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the units of Target.

(c)           Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) to the Knowledge of Sellers violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the articles of organization or operating agreement of Target, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). To the Knowledge of Sellers, Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d)           Brokers' Fees. Target does not have any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

(e)           Title to Assets. Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

(f)           Corporate Records. The Corporate Records of the Company are accurate and complete in all material respects, and contain complete and accurate originals or copies of the articles of organization of the Company and all amendments thereto, the operating agreement of the Company and all amendments thereto, minutes of all meetings of managers and members and all actions by written consent without a meeting by the managers and members of the Company since the date of organization and accurately reflect in all material respects all actions taken by the managers (and any committee of managers) and members with respect to all transactions referred to in such minutes and consents, and of the unit and equity records of the Company, including the issuance of all units at any time issued by the Company, and with respect to each such issuance of units, that such units, including the Target Units, were duly authorized, validly issued, fully paid, and non-assessable.

(g)           Financial Statements. Attached hereto as Exhibit C are the following financial statements (collectively the "Financial Statements"): unaudited balance sheets and statements of income, changes in members' equity, and cash flow as of and for the fiscal years ended December 31, 2007, December 31, 2008, December 31, 2009, December 31, 2010, and December 31, 2011 (the "Most Recent Fiscal Year End") for Target. To the Knowledge of Sellers, the Financial Statements (including the notes thereto) have been prepared in accordance with Seller’s standard accounting practices, present fairly the financial condition of Target as of such dates and the results of operations of Target for such periods, are correct and complete, and are consistent with the books and records of Target (which books and records are correct and complete).

(h)           Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, to the Knowledge of Sellers there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:

(i)           Target has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii)           Target has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $5,000 or outside the Ordinary Course of Business;

(iii)           no party (including Target) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $5,000 to which Target is a party or by which any of them is bound;

(iv)           Target has not, through agreement with a lender, imposition of a mechanic’s lien, or otherwise, allowed or consented to the imposition of any Liens upon any of its assets, tangible or intangible;

(v)           Target has not made any capital expenditure (or series of related capital expenditures) either involving more than $5,000 or outside the Ordinary Course of Business;

(vi)           Target has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $5,000 or outside the Ordinary Course of Business;

(vii)          Target has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $5,000 singly or $10,000 in the aggregate;

(viii)         Target has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix)            Target has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $5,000 or outside the Ordinary Course of Business;

(x)             Target has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi)            there has been no change made or authorized in Target’s articles of organization or operating agreement;

(xii)           Target has not issued, sold, or otherwise disposed of any of its units, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its units;

(xiii)           Target has not declared, set aside, or paid any dividend or made any distribution with respect to its units (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its units;

(xiv)           Target has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(xv)           Target has not made any loan to, or entered into any other transaction with, any of its managers, officers, and employees outside the Ordinary Course of Business;

(xvi)           Target has not entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xvii)           Target has not granted any increase in the base compensation of any of its managers, officers, and employees outside the Ordinary Course of Business;

(xviii)          Target has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its managers, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xix)            Target has not made any other change in employment terms for any of its managers, officers, and employees outside the Ordinary Course of Business;

(xx)             Target has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xxi)             there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Target;

(xxii)            Target has not discharged a material Liability or Lien outside the Ordinary Course of Business;

(xxiii)           Target has not made any loans or advances of money;

(xxiv)           Target has not disclosed any Confidential Information; and

(xxv)           Target has not committed to any of the foregoing.

(i)           Undisclosed Liabilities. To the Knowledge of Sellers Target does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(j)           Legal Compliance. To the Knowledge of Sellers each of Target and its predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(k)           Governmental Approvals.  Section 4.1(k) of the Disclosure Schedule contains a complete and accurate list of each Governmental Approval that is held by the Target or that otherwise relates to the Target.  Each Governmental Approval listed or required to be listed in Section 4.1(k) of the Disclosure Schedule is valid and in full force and effect.  Except as set forth in Section 4.1(k) of the Disclosure Schedule, (a) to Sellers’ Knowledge, Target is in full compliance with all of the terms and requirements of each Governmental Approval identified or required to be identified in Section 4.1(k) of the Disclosure Schedule; (b) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Approval, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Approval listed or required to be listed in Section 4.1(k) of the Disclosure Schedule; (c) Target has never received any notice or other communication (whether written or oral) from any Governmental Authority or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Governmental Approval, or (ii) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Governmental Approval; and (d) all applications required to have been filed for the renewal of the Governmental Approvals listed or required to be listed in Section 4.1(k) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings with respect to such Governmental Approvals have been duly made on a timely basis with the appropriate Governmental Authorities.  The Governmental Approvals listed in Section 4.1(k) of the Disclosure Schedule collectively constitute all of the Governmental Approvals necessary to permit the Target lawfully to conduct and operate its business in the manner currently conducted and operated.

(l)           Tax Matters.

(i)           To the Knowledge of Sellers Target has filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Target (whether or not shown on any Tax Return) have been paid. Target is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Target does not file Tax Returns that Target is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Target.

(ii)           Target has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(iii)           No Seller or manager or officer (or employee responsible for Tax matters) of Target expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Target. Target has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Target has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Target. Section 4.1(l)(iii) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Target for taxable periods ended on or after December 31, 2008, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Target filed or received since December 31, 2008.

(iv)           Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v)           Target is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code § 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code § 162(m) (or any corresponding provision of state, local or foreign Tax law). Target has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). To the Knowledge of Sellers, Target has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662. Target is not a party to or bound by any Tax allocation or sharing agreement. Target (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) or (B) does not have any Liability for the Taxes of any Person (other than Target) under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vi)           Section 4.1(l)(vi) of the Disclosure Schedule sets forth the following information with respect to Target as of the most recent practicable date: (A) the basis of Target in its assets; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Target; and (C) the amount of any deferred gain or loss allocable to Target arising out of any intercompany transaction.

(vii)           The unpaid Taxes of Target (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target in filing its Tax Returns. Since the date of the Most Recent Balance Sheet, Target has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

(viii)           Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A)           change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B)           "closing agreement" as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(C)           intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(D)           installment sale or open transaction disposition made on or prior to the Closing Date; or

(E)           prepaid amount received on or prior to the Closing Date.

(ix)           Target has not distributed stock of another Person, or has had its equity distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.

(x)           Target has elected to be taxed as a partnership pursuant to all applicable federal, state and local law, at all times since at least August 26, 2002.

(m)           Real Property.

(i)           Other than as set forth in Section 4.1(m)(i) of the Disclosure Schedule, Target does not have any Owned Real Property.

(ii)           Section 4.1(m)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Target has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 4.1(m)(ii) of the Disclosure Schedule, with respect to each of the Leases:

(A)           to the Knowledge of Sellers, such Lease is legal, valid, binding, enforceable and in full force and effect;

(B)           the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which Lease Consents (as hereinafter defined) are obtained), will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(C)           Target's possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease;

(D)           to the Knowledge of Sellers, neither Target, nor any other party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(E)           no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(F)           Target does not owe, nor will it owe in the future, any brokerage commissions or finder's fees with respect to such Lease;

(G)           the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Target;

(H)           Target has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(I)           Target has not collaterally assigned or granted any other Lien in such Lease or any interest therein; and

(J)           there are no Liens on the estate or interest created by such Lease.

(iii)           The Owned Real Property identified in Section 4.1(m)(i) of the Disclosure Schedule and the Leased Real Property identified in Section 4.1(m)(ii) of the Disclosure Schedule (collectively, the "Real Property"), comprise all of the real property used or intended to be used in, or otherwise related to, Target's business; and Target is not a party to any agreement or option to purchase any real property or interest therein.

(n)           Intellectual Property.

(i)           Target owns and possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of Target as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by Target immediately prior to the Closing will be owned or available for use by Target on identical terms and conditions immediately subsequent to the Closing. Target has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.  Section 4.1(n)(i) of the Disclosure Schedule identifies each item of Intellectual Property owned or licensed by Target which is not otherwise specifically required to be identified by this Section 4.1(n).

(ii)           Target has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Sellers and the managers and officers (and employees with responsibility for Intellectual Property matters) of Target has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of Sellers and the managers and officers (and employees with responsibility for Intellectual Property matters) of Target, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Target.

(iii)           Section 4.1(n)(iii) of the Disclosure Schedule identifies each patent or registration that has been issued to Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that Target has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, or other permission that Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Sellers have delivered to Buyer correct and complete original copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and have made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4.1(n)(iii) of the Disclosure Schedule also identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $1,000 in the aggregate) and each material unregistered copyright used by Target in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4.1(n)(iii) of the Disclosure Schedule:

(A)           Target owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure;

(B)           the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C)           no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

(D)           Target has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(E)           no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Sellers or Target, including without limitation, a failure by Sellers or Target to pay any required maintenance fees).

(iv)           Section 4.1(n)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Target uses pursuant to license, sublicense, agreement, or permission. Sellers have delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (each as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4.1(n)(iv) of the Disclosure Schedule:

(A)           the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B)           the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby;

(C)           to the Knowledge of Sellers, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D)           to the Knowledge of Sellers, no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E)           with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F)           to the Knowledge of Sellers, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G)           to the Knowledge of Sellers, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same;

(H)           Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

(I)           to the Knowledge of Sellers, the underlying item of Intellectual Property does not constitute open source, public source, or freeware Intellectual Property, or any modification or derivative work thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license, or other software that is licensed pursuant to a license that purports to require the distribution of, or access to, Source Code or purports to restrict a party's ability to charge for distribution or use of software, and was not used in, incorporated into, integrated or bundled with, any Intellectual Property that is, or was, incorporated in, or used in the development or compilation of, any Intellectual Property of Target.

(v)           To the Knowledge of any of Sellers and the managers and officers (and employees with responsibility for Intellectual Property matters) of Target: (A) Target has not in the past nor will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted and as presently proposed to be conducted; (B) there are no facts that indicate a likelihood of any of the foregoing; and (C) no notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received.

(vi)           None of Sellers and the managers and officers (and employees with responsibility for Intellectual Property matters) of Target has any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed that reasonably could be expected to supersede or make obsolete any product or process of Target or to limit the business of Target as presently conducted or as presently proposed to be conducted.

(vii)           Sellers have taken all necessary and desirable actions to maintain and protect all of the Intellectual Property of Target and will continue to maintain and protect all of the Intellectual Property of Target so as not to adversely affect the validity or enforceability thereof. To the Knowledge of any of Sellers, the owners of any of the Intellectual Property licensed to Target have taken all necessary and desirable actions to maintain and protect the Intellectual Property covered by such license.

(viii)           To the Knowledge of Sellers, Sellers have complied with and are presently in compliance with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property and Sellers shall take all steps necessary to ensure such compliance until Closing.

(o)           Tangible Assets. Target owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted. To the Knowledge of any of Sellers, each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used. The Target has good and marketable title to all such tangible assets free and clear of all Liens other than Inchoate Liens.

(p)           Contracts. Section 4.1(p) of the Disclosure Schedule lists the following contracts and other agreements to which Target is a party:

(i)           any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

(ii)           any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year, result in a material loss to Target, or involve consideration in excess of $10,000;

(iii)           any agreement concerning a partnership or joint venture;

(iv)           any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v)           any agreement concerning confidentiality or non-competition;

(vi)           any agreement with any of Sellers and their Affiliates (other than Target);

(vii)          any profit sharing, stock or unit option, stock or unit purchase, stock or unit appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former managers, officers, and employees;

(viii)          any collective bargaining agreement;

(ix)            any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $40,000 or providing severance benefits;

(x)             any agreement under which it has advanced or loaned any amount to any of its managers, officers, and employees outside the Ordinary Course of Business;

(xi)            any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(xii)           any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(xiii)           any settlement, conciliation or similar agreement, the performance of which will involve payment after the Most Recent Fiscal Month End of consideration in excess of $2,500 or imposition of monitoring or reporting obligations to any Governmental Entity outside the ordinary course of business;

(xiv)           any agreement under which Target has advanced or loaned any other Person amounts in the aggregate exceeding $1,000; or

(xv)           any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

Sellers have delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed in Section 4.1(p) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4.1(p) of the Disclosure Schedule. With respect to each such agreement, to the Knowledge of Sellers: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

(q)           Notes and Accounts Receivable. All notes and accounts receivable of Target are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target.

(r)           Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Target.

(s)           Insurance. Section 4.1(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Target has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 10 years:

(i)           the name, address, and telephone number of the agent;

(ii)           the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii)           the policy number and the period of coverage;

(iv)           the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v)           a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy, to the Knowledge of Sellers: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Target, nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Target has been covered since the date of its organization by insurance in scope and amount customary and reasonable for the businesses in which they have engaged during the aforementioned period. Section 4.1(s) of the Disclosure Schedule describes any self-insurance arrangements affecting Target.

(t)           Litigation. Section 4.1(t) of the Disclosure Schedule sets forth each instance in which Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of Sellers and the managers and officers (and employees with responsibility for litigation matters) of Target, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator. To the Knowledge of Sellers, none of the actions, suits, proceedings, hearings, and investigations set forth in Section 4.1(t) of the Disclosure Schedule could result in any Material Adverse Change. None of Sellers and the managers and officers (and employees with responsibility for litigation matters) of Target has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Target or that there is any Basis for the foregoing.

(u)           Product Warranty. To the Knowledge of Sellers, each product manufactured, sold, leased, or delivered by Target has been in conformity with all applicable contractual commitments and all express and implied warranties, and Target does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target. Section 4.1(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for Target (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, leased, or delivered by Target is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Section 4.1(u) of the Disclosure Schedule.

(v)           Product Liability. To the Knowledge of Sellers, Target does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Target.

(w)           Employees.

(i)           With respect to the business of Target:

(A)           there is no collective bargaining agreement or relationship with any labor organization;

(B)           to the Knowledge of any of Sellers or Target, no executive or manager of Target (1) has any present intention to terminate his or her employment, or (2) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides such entity that would be material to the performance of such employee's employment duties, or the ability of such entity or Buyer to conduct the business of such entity;

(C)           no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(D)           to the Knowledge of any of Sellers or Target, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(E)           no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of Target, threatened;

(F)           there is no workmans compensation liability, experience or matter outside the ordinary course of business;

(G)           there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or to the Knowledge of Sellers threatened in any forum, relating to an alleged violation or breach by Target (or its officers or managers) of any law, regulation or contract;

(H)           to the Knowledge of Sellers no employee or agent of Target has committed any act or omission giving rise to material liability for any violation or breach identified in subsection (G) above; and

(I)           no employee or agent of Target is located in a state other than Illinois, Wisconsin or Florida.

(ii)           Except as set forth in Section 4.1(w) of the Disclosure Schedule, (A) there are no employment contracts or severance agreements with any employees of Target, and (B) there are no written personnel policies, rules, or procedures applicable to employees of Target. True and complete copies of all such documents have been provided to Buyer prior to the date of this Agreement.

(iii)           With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied.

(x)           Employee Benefits.

(i)           Section 4.1(x)(i) of the Disclosure Schedule lists each Employee Benefit Plan that Target maintains, to which Target contributes or to the Knowledge of Sellers has any obligation to contribute, or with respect to which Target has any Liability.

(A)           Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(B)           All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan subject to COBRA.

(C)           All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Target. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(D)           Each such Employee Benefit Plan that is intended to meet the requirements of a "qualified plan" under Code § 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and to the Knowledge of Sellers nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans have been timely amended for the requirements of the Tax legislation commonly known as "GUST" and "EGTRRA" and have been or will be submitted to the Internal Revenue Service for a favorable determination letter on the GUST and EGTRRA requirements within the applicable remedial amendment period.

(E)           Sellers have delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.

(ii)           With respect to each Employee Benefit Plan that Target maintains, to which it contributes or to the Knowledge of Sellers has any obligation to contribute, or with respect to which it has any Liability, no such Employee Benefit Plan that is an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a Reportable Event.

(iii)           Target does not maintain, contribute to or have an obligation to contribute to, or have any Liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated managers, officers or employees (or any spouse or other dependent thereof) of Target or of any other Person other than in accordance with COBRA.

(iv)           Section 4.1(x)(iv) of the Disclosure Schedule lists each agreement, contract, plan, or other arrangement—whether or not written and whether or not an Employee Benefit Plan (collectively a "Plan")—to which Target is a party that is a "nonqualified deferred compensation plan" subject to Code § 409A. Each such Plan complies with the requirements of Code § 409A(a)(2), (3), and (4) and any Internal Revenue Service guidance issued thereunder.

(y)           Guaranties. Target is not a guarantor or otherwise liable for any Liability (including indebtedness) of any other Person.

(z)           Environmental, Health, and Safety Matters.

(i)            Each of Target and its predecessors and Affiliates have at all times complied and are in compliance with all Environmental, Health, and Safety Requirements.

(ii)           Without limiting the generality of the foregoing, each of Target and its Affiliates have obtained and at all times complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their facilities and the operation of their business; and a list of all such permits, licenses and other authorizations is set forth on Section 4.1(z) of the Disclosure Schedule.

(iii)           Neither Target, nor its predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.

(iv)           To the Knowledge of Sellers, none of the following exists at any property or facility owned or operated by Target: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, (4) groundwater monitoring wells, drinking water wells, or production water wells, or (5) landfills, surface impoundments, or disposal areas.

(v)           Neither Target, nor its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys' fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

(vi)           Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

(vii)           Neither Target, nor its predecessors or Affiliates have designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos, and none of such entities is or will become subject to any Liabilities with respect to the presence of asbestos in any product or item or in or upon any property, premises, or facility.

(viii)           Target has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(ix)           No facts, events, or conditions relating to the past or present facilities, properties, or operations of Target, or its predecessors or Affiliates will prevent, hinder, or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial, or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to on-site or off-site releases or threatened releases of, or exposure to, hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(x)           Sellers and Target have furnished to Buyer all environmental audits, reports, and other material environmental documents relating to Target's and its predecessors' or Affiliates' past or current properties, facilities, or operations that are in their possession, custody, or under their reasonable control.

(aa)           Certain Business Relationships with Target. None of Sellers, their Affiliates, and Target's managers, officers, employees, and members has been involved in any business arrangement or relationship with Target within the past 12 months, and none of Sellers, their Affiliates, and Target's managers, officers, employees, and members owns any asset, tangible or intangible, that is used in the business of Target except as set forth in Section 4.1(aa) of the Disclosure Schedule.

(bb)           Customers and Suppliers.

(i)           Section 4.1(bb) of the Disclosure Schedule lists the ten (10) largest customers of Target (on a consolidated basis) for each of the three (3) most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer. Section 4.1(bb) of the Disclosure Schedule also lists any additional current customers that Target anticipates shall be among the ten (10) largest customers for the current fiscal year.

(ii)           Since the date of the Most Recent Balance Sheet, no material supplier of Target has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to Target, and no customer listed on Section 4.1(bb) of the Disclosure Schedule has indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from Target.

(cc)           Disclosure. The representations and warranties contained in this Section 4.1 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4.1 not misleading.

ARTICLE V
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

5.1           General. Each of the Parties will use his, her, or its best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article VII below).

5.2           Notices and Consents. Sellers will cause Target to give any notices to third parties, and will cause Target to use its best efforts to obtain any third-party consents referred to in Section 4.1(c) above, the Lease Consents, and the items set forth on Section 5.2 of the Disclosure Schedule. Each of the Parties will (and Sellers will cause Target to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.1(b), Section 3.2(b), and Section 4.1(c) above.

5.3           Operation of Business. Sellers will not cause or permit Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Sellers will not cause or permit Target to (i) make any distribution with respect to its units or redeem, purchase, or otherwise acquire any of its units, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.1(h) above. Notwithstanding the foregoing, Target shall not be prohibited from paying out bonuses and/or dividends to Sellers, so long as such pay outs do not affect the ability of Target to maintain the required minimum capital account at the time of Closing.

5.4           Preservation of Business. Sellers will cause Target to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

5.5           Full Access. Each of Sellers will permit, and Sellers will cause Target to permit, representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Target, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to Target.

5.6           Notice of Developments. Sellers will give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in Article IV above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his, her, or its own representations and warranties in Article III above. No disclosure by any Party pursuant to this Section 5.6, however, shall be deemed to amend or supplement Schedule 3.1, Schedule 3.2, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

5.7           Exclusivity. None of Sellers will (and Sellers will not cause or permit Target to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any units or other voting securities, or any substantial portion of the assets, of Target (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of Sellers will vote their Target Units in favor of any such acquisition. Sellers will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

5.8           Maintenance of Real Property. Sellers will cause Target to maintain the Real Property, including all improvements thereto, in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing improvements, or erect new improvements on the Real Property or any portion thereof, without the prior written consent of Buyer.

5.9             Leases. Sellers will not cause or permit any of Target's Leases to be amended, modified, extended, renewed or terminated, nor shall Target enter into any new lease, sublease, license or other agreement for the use or occupancy of any Real Property, without the prior written consent of Buyer.

5.10           Tax Matters. Without the prior written consent of Buyer, Target shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Target for any period ending after the Closing Date or decreasing any Tax attribute of Target existing on the Closing Date.

5.11           Risk of Loss. Prior to the completion of the Closing, the risk of loss of any of the Target’s assets will remain with the Sellers and the Target, and the Buyer will have the option of terminating this Agreement without further obligation or to negotiate a reduction in the Purchase Price in the event of any material reduction in the value of the Target resulting from or caused by any loss, destruction, or damage to any of the Target’s assets prior to the Closing.

5.12           Registration; Registered Agents.  Prior to Closing, Sellers shall cause Target to become registered to do business in Illinois, Wisconsin and Florida.  Further, Sellers shall cause Target to change its registered agents in each state it is registered to do business to a commercial registered agent service.

5.13           Target Employee Matters.

a.
After Closing, each of the current executive level employees of the Target, including each of the Sellers, shall continue to be employed on terms substantially similar to those under which such employees are currently engaged with Target.  Target employees that continue their employment with Target immediately after the Closing Date are referred to herein as the “Retained Employees.” Any current Target employees who are not to be retained immediately after the Closing Date are referred to as the “Terminated Employees.”

b.
Each executive level Retained Employee shall enter into an employment agreement with Target in substantially the form attached hereto as Exhibit D (“Retained Employee Employment Agreements”), effective as of Closing, for a term of five (5) years (subject to the terms and conditions thereof).

c.	Certain Retained Employees shall be granted Options to Purchase Buyer Stock in such amounts as designated by Sellers, in accordance with Section 2.2 above.

ARTICLE VI
POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

6.1           General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII below). Sellers acknowledge and agree that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Target.

6.2           Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Target, each of the other Parties will cooperate with him, her, or it and his, her, or its counsel in the contest or defense, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article VIII below).

6.3           Transition. None of Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Target from maintaining the same business relationships with Target after the Closing as it maintained with Target prior to the Closing. Each of Sellers will refer all customer inquiries relating to the business of Target to Buyer from and after the Closing.

6.4           Confidentiality.  Each Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement and for the benefit of Target so long as such Seller is employed by Target, and following termination of employment each Seller will deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his possession. In the event that any Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any of Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Seller.

6.5           Further Assurances. At any time at the request of the Buyer, the Sellers promptly will execute, acknowledge, and deliver or cause to be executed, acknowledged, and delivered to the Buyer such instruments of transfer, assignment, and conveyance, and other documents, in form and substance satisfactory to the Buyer, as will be necessary to vest in, or assure, the Buyer all Right, title, and interest in and to the Target Units, free and clear of all Liens (including the release of all Liens of record), and will use their best efforts to cause to be taken such other action as the Buyer at any time reasonably may require to more effectively implement and carry into effect the Transaction.

6.6           Trading Restrictions on Buyer Stock.  Sellers shall agree to observe the terms and restrictions with respect to the ownership of the Buyer Stock as contained in the Buyer Stockholder Agreement to Restrictions on Transfer of Stock (“Buyer Stockholder Agreement”) which Sellers are required to become subject to in connection with the acquisition of the Buyer Stock.  The Buyer Stockholder Agreement shall be in a form and substance reasonably agreeable among the Parties.

6.7           Ongoing Management of Target.

a.
Post-Closing, George Shibayama (“Shibayama”) shall stay on as president of Target. Target shall have a separate board of managers, initially consisting of Shibayama, John Mitola, John Brand and Daniel Juhl.  The terms of Shibayama’s employment will be as further set forth in his Retained Employee Employment Agreement.  All other executives of Target shall be retained post-Closing (subject to the terms of their applicable employment agreements with Buyer and/or Target). At the option of Target, other current employees of Target may be retained by Target post-Closing. However, the hiring of any new, full-time employees of Target post-Closing shall be subject to review and approval by John Mitola or John Brand.

b.
Target shall continue to be run in the same or similar manner as conducted prior to Closing except as the Buyer’s Board of Directors or executive officers shall specifically direct, including, without limitation, to provide general strategic guidance; provided further that Target shall be subject to Buyer’s customary corporate controls, including, without limitation, related to large cash payments, and shall report to John Mitola, President of Buyer, with respect to operational matters, and to John Brand, CFO of Buyer, with respect to financial matters.

c.
At the discretion of Buyer, additional complimentary lines of business may be added to the business of Target, and/or Target’s operations may be combined with other similar businesses so as to maximize the efficiency of the overall operation.

d.	Target shall continue to own all of its assets post-Closing, and shall pay for existing leases and expenses out of the budgeted revenue and EBITDA of Target.

e.	Target shall operate under the name “Power Engineers Collaborative, L.L.C., a wholly owned division of Juhl Wind, Inc.”

f.	Simple links shall be created on each of Target and Buyer’s websites to link to each other.

g.
The parties shall work together to integrate all of the administrative systems of Target into buyer, with the expectation that HR and payroll systems will be integrated within a year of Closing. As relates to health insurance and retirement plans, following integration Target employees shall be in a substantially similar or better, but no worse, position than prior to such integration. If during the first year following Closing Target is unable to maintain the same health insurance coverage without requiring additional contribution from employees, Target shall increase employee compensation commensurate with such additional cost to employee.

ARTICLE VII
CONDITIONS TO OBLIGATION TO CLOSE

7.1           Conditions to Buyer's Obligation. Buyer's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)           the representations and warranties set forth in Section 3.1 and Section 4.1 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term "material," or contain terms such as "Material Adverse Effect" or "Material Adverse Change," in which case such representations and warranties (as so written, including the term "material" or "Material") shall be true and correct in all respects at and as of the Closing Date;

(b)           Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term "material," or contain terms such as "Material Adverse Effect" or "Material Adverse Change," in which case Sellers shall have performed and complied with all of such covenants (as so written, including the term "material" or "Material") in all respects through the Closing;

(c)           Target shall have procured all of the third-party consents specified in Section 5.2 above;

(d)           no action, suit, or proceeding shall be pending or threatened before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Buyer to own the Target Units and to control Target, or (D) adversely affect the right of Target to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(e)           Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7.1(a)-(d) is satisfied in all respects;

(f)           Sellers shall have delivered to Buyer all unit certificates representing the Target Units duly endorsed in blank, or accompanied by unit powers duly executed in blank, or otherwise in a form acceptable to Buyer for transfer on the books of Target.

(g)           the Parties and Target, shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3.1(b), Section 3.2(b) , and Section 4.1(c) above;

(h)           Buyer shall have received from counsel to Sellers an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to Buyer and on which Buyer's lenders shall be entitled to rely, and dated as of the Closing Date;

(i)           Buyer shall have obtained on terms and conditions reasonably satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby;

(j)           all actions to be taken by Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer;

(k)           Target shall have obtained and delivered to Buyer a written consent for the assignment of each of the Leases, and, if requested by Buyer or its lender, a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord or other party whose consent thereto is required under such Lease (the "Lease Consents"), in form and substance satisfactory to Buyer and Buyer's lender;

(l)           no damage or destruction or other change has occurred with respect to any of the Real Property or any portion thereof that, individually or in the aggregate, would materially impair the use or occupancy of the Real Property or the operation of Target's business as currently conducted thereon;

(m)           each of the Sellers shall have entered into Retained Employee Employment Agreements with Buyer on terms reasonably satisfactory to Buyer, and such agreements shall be in full force and effect as of the Closing;

(n)           Sellers shall have delivered to Buyer copies of the articles of organization (and any amendments thereto) of Target, certified on or soon before the Closing Date by the Secretary of State of the jurisdiction of Target’s organization;

(o)           Sellers shall have delivered to Buyer copies of the certificate of good standing of Target, issued on or soon before the Closing Date by the Secretary of State of the jurisdiction of Target’s organization and of each jurisdiction in which Target is qualified to do business;

(p)           The Target and Sellers shall have caused the Target to file all Tax Returns required pursuant to applicable law to be filed with any Tax Authority and the Target and Sellers shall have paid all Taxes due, including, but not limited to, the Target’s income Tax Returns and Taxes for the fiscal year ending December 31, 2011;

(q)           The Buyer shall be satisfied in all respects with the results of its due diligence investigation of the Target;

(r)           Sellers shall have paid off or otherwise transferred each of the Excluded Assets and Excluded Liabilities; and

(s)           Sellers shall have delivered to Buyer a certificate of the secretary or an assistant secretary of Target, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the articles of organization of Target; (ii) the operating agreement (or other governing documents) of Target; and (iii) any resolutions of the board of managers or other authorizing body (or a duly authorized committee thereof) of Target relating to this Agreement and the transactions contemplated hereby.

Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

7.2           Conditions to Sellers' Obligation. The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a)           the representations and warranties set forth in Section 3.2 above shall be true and correct in all material respects at and as of the Closing Date, the except to the extent that such representations and warranties are qualified by the term "material," or contain terms such as "Material Adverse Effect" or "Material Adverse Change," in which case such representations and warranties (as so written, including the term "material" or "Material") shall be true and correct in all respects at and as of the Closing Date;

(b)           Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term "material," or contain terms such as "Material Adverse Effect" or "Material Adverse Change," in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term "material" or "Material") in all respects through the Closing;

(c)           no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d)           Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in Section 7.2(a)-(c) is satisfied in all respects;

(e)           the Parties and Target shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3.1(b), Section 3.2(b), and Section 4.1(c) above;

(f)           Sellers shall have received from counsel to Buyer an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to Sellers, and dated as of the Closing Date; and

(g)           all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Requisite Sellers.

Requisite Sellers may waive any condition specified in this Section 7.2 on behalf of all Sellers if they execute a writing so stating at or prior to the Closing.

ARTICLE VIII
SURVIVAL, INDEMNIFICATION AND REMEDIES

8.1           Survival of Representations and Warranties.  All of the representations and warranties of Sellers contained in Sections 4.1(g)-(j), Section 4.1(m)-(y), and Sections 4.1(aa)-(cc) above shall survive the Closing hereunder (even if Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of eighteen (18) months thereafter. All of the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of Sellers contained in Section 4.1(l) and Section 4.1(z) above) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers) plus 60 days.

8.2           Indemnification Provisions for Buyer's Benefit.

(a)           In the event any Seller breaches (or in the event any third party alleges facts that, if true, would mean any Seller has breached) any of his representations, warranties, and covenants contained herein and, provided that Buyer makes a written claim for indemnification against any Seller pursuant to Section 11.8 below within the survival period (if there is an applicable survival period pursuant to Section 8.1 above), then each Seller shall be obligated jointly and severally to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(b)           Notwithstanding anything to the contrary herein, Sellers shall not be obligated to indemnify Buyer against any Adverse Consequences as a result of, or based upon or arising from, any claim or liability to the extent such claim or liability is taken into account in determining an adjustment to the Purchase Price.

8.3           Indemnification Provisions for Sellers' Benefit. In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties, and covenants contained herein and, provided that any Seller makes a written claim for indemnification against Buyer pursuant to Section 11.8 below within such survival period (if there is an applicable survival period pursuant to Section 8.1 above), then Buyer shall indemnify each Seller from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

8.4           Matters Involving Third Parties.

(a)           If any third party notifies any Party (the "Indemnified Party") with respect to any matter (a "Third-Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Article VIII, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b)           Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

(c)           So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 8.4(b) above, (A) the Indemnified Party may retain separate co-counsel at his, her, or its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

(d)           In the event any of the conditions in Section 8.4(b) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner his, her, or it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article VIII.

8.5           Determination of Adverse Consequences.  The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Article VIII. All indemnification payments under this Article VIII and Section 9.1 shall be deemed adjustments to the Purchase Price.

8.6           Recoupment Against Escrow Agreement and Buyer Stock. Any indemnification to which Buyer is entitled under this Agreement as a result of any Adverse Consequences it may suffer shall first be made as a payment to Buyer from the Escrow Account in accordance with the terms of the Escrow Agreement.  Should the Escrow Amount be inadequate to cover the full amount of the Adverse Consequences, Buyer shall have the option of reducing all or any part of the Buyer Stock held by Buyer for issuance to Sellers in accordance with Section 2.5(b)(iv) to cover any remaining Adverse Consequences it may suffer (in lieu of seeking any indemnification to which it is entitled under Article VIII or Article IX), by notifying Sellers that Buyer is reducing such Buyer Stock that was held for issuance as part of the Contingent Purchase Price.  For purposes hereof, the Buyer Stock shall be valued on the day the Adverse Consequence was suffered or became known to Buyer.  Notwithstanding anything to the contrary in this Agreement,, the Sellers’ maximum liability under any indemnification provision hereunder shall be limited to the Contingent Purchase Price.

8.7           Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to Target or the transactions contemplated by this Agreement. Each Seller hereby agrees that he, she, or it will not make any claim for indemnification against Target by reason of the fact that he, she, or it was a manager, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, manager, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

ARTICLE IX
TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

9.1           Tax Indemnification. Each Seller shall jointly and severally indemnify Target, Buyer, and each Buyer Affiliate and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of Target for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Target (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any person (other than Target) imposed on Target as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (i), (ii), and (iii) above, Sellers shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Balance Sheet (rather than in any notes thereto) and taken into account in determining the Purchase Price Adjustment. Sellers shall reimburse Buyer for any Taxes of Target that are the responsibility of Sellers pursuant to this Section 9.1 within fifteen (15) business days after payment of such Taxes by Buyer or Target.

9.2           Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of Target for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Target holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Target for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

9.3           Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Target that are filed after the Closing Date other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of Target. Buyer shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing.

9.4           Cooperation on Tax Matters.

(a)           Buyer, Target, and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 9.4(a) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Target, Sellers and Buyer agree (A) to retain all books and records with respect to Tax matters pertinent to Target relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Target or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(b)           Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c)           Buyer and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code § 6043, or Code § 6043A, or Treasury Regulations promulgated thereunder.

9.5           Tax-Sharing Agreements.  All tax-sharing agreements or similar agreements with respect to or involving Target shall be terminated as of the Closing Date and, after the Closing Date, Target shall not be bound thereby or have any liability thereunder.

9.6           Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE X
TERMINATION

10.1           Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(a)           Buyer and Requisite Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)           Buyer may terminate this Agreement by giving written notice to Requisite Sellers on or before the 30th day following the date of this Agreement if Buyer is not reasonably satisfied with the results of its continuing business, legal, environmental, and accounting due diligence regarding Target;

(c)           Buyer may terminate this Agreement by giving written notice to Requisite Sellers at any time prior to the Closing (A) in the event any of Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Requisite Sellers of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before May 31, 2012, by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(d)           Requisite Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before May 31, 2012, by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from any Seller breaching any representation, warranty, or covenant contained in this Agreement).

10.2           Effect of Termination.  If any Party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

ARTICLE XI
MISCELLANEOUS

11.1           Nature of Sellers' Obligations.

(a)           The covenants of each Seller in Section 2.1 above concerning the sale of his Target Units to Buyer and the representations and warranties of each Seller in Section 3.1 above concerning the transaction are individual, and not joint and several, obligations. This means that the particular Seller making the representation, warranty, or covenant shall be solely responsible to the extent provided in Section 8.2 above for any Adverse Consequences Buyer may suffer as a result of any breach thereof.

(b)           The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller shall be responsible to the extent provided in Section 8.2 above for the entirety of any Adverse Consequences Buyer may suffer as a result of any breach thereof.

11.2           Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Requisite Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure), including, without limitation, reports Buyer may be required to file under the Securities Act and the Securities Exchange Act (including pursuant to Section 13(a) or 15(d) of the Exchange Act), as a public reporting company.

11.3           No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.4           Entire Agreement. This Agreement (including the schedules, exhibits, attachments and documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

11.5           Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Requisite Sellers; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

11.6           Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.7           Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8           Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer:            Juhl Wind, Inc.
Attn: John Mitola, President
1502 17th Street SE
Pipestone, MN 56164
Facsimile: 507.777.4344

with a copy to:       Synergy Law Group, LLC
Attn: Bartly J. Loethen, esq.
730 W. Randolph St., Ste. 600
Chicago, IL 60661
Facsimile: 312.454.0261

If to Target:           Power Engineers Collaborative, L.L.C.
Attn: George Shibayama
103 West Emerson Street
Arlington Heights, Illinois  60005
Facsimile: 312.466.1546

If to Sellers:         at such address as set forth on the signature page hereto.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.9           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

11.10           Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Requisite Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

11.11           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.12           Expenses. Each Buyer, Seller and Target shall bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Sellers shall also bear the costs and expenses of Target (including all of their legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated.

11.13           Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

11.14           Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.15           Dispute Resolution.

(a)           Negotiation in Good Faith.  Except as otherwise set forth herein, any controversy or claim (a "Dispute"), whether based on contract, tort, statute or other legal or equitable theory, arising out of or related to this Agreement (including any amendments, annexations or extensions) or the breach thereof shall be settled in accordance with the provisions of this Section 11.15.  A Party may initiate dispute resolution procedures by providing written notice of the Dispute to the other Party.  The Parties shall, in the first instance, attempt in good faith to negotiate a resolution to any Dispute within twenty (20) days of a notice of Dispute being received by either Party.  The Parties shall arrange for at least one meeting of senior officers with authority to settle the Dispute within such time period.

(b)           Arbitration.  In the event the Parties cannot reach settlement through negotiation, the Parties agree to submit their Dispute to binding arbitration administered by the American Arbitration Association (or any successor organization) under the then-current Commercial Arbitration Rules and Mediation Procedures.  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16 to the exclusion of any provision of state law inconsistent therewith or which would produce a different result.  Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.  There shall be one arbitrator.  If the AAA fails to appoint any arbitrator within 30 days of the Parties’ request, the Parties acting in good faith shall appoint one arbitrator mutually agreeable to the Parties from the list of arbitrators in Chicago, Illinois maintained by the AAA.  The arbitrator shall determine the Dispute of the Parties and render a final award in accordance with the substantive laws of the State of Delaware, without regard to the conflict of laws provisions thereof.  The arbitrator shall set forth the reasons for the award in writing.

(c)           Hearing Location.  The arbitration hearing shall take place in Chicago, Illinois, no sooner than thirty (30) but no more than sixty (60) days after the selection of the arbitrator.  The arbitrator selected under Section 11.15(b) shall give written notice of the time and place of the hearing to both Parties at least 10 days prior to the hearing date.  The arbitrator shall not be authorized to alter, extend or modify the terms of this Agreement.  Upon rendering a decision, the arbitrator shall promptly execute and acknowledge the decision and deliver a copy to each Party.  The arbitrator shall conduct the arbitration so that a final determination is made or rendered as soon as practicable.  The Parties shall each bear their own costs and expenses (including attorney’s fees, if any) of arbitration.

(d)              Binding Decision or Award.  The decision or award of the arbitrator shall be final and binding on both Parties and there shall be no appeal from or reexamination of the final determination.  Any final determination hereunder shall be governed by, and shall be enforced pursuant to, the laws of the State of Illinois. Such decision or award may be enforced in any court having jurisdiction over the Party against whom enforcement is sought.  A judgment confirming such award may be rendered by the United States District Court for the Northern District of Illinois or a state court located in Cook County, Illinois, which the Parties agree are the courts of appropriate jurisdiction.  Failure to comply with the arbitral decision hereunder shall constitute breach of this Agreement entitling the prevailing Party with the right to reimbursement of its costs, including reasonable attorney’s fees, in enforcing the decision, in addition to those which such Party may otherwise be entitled to at law or in equity.

11.16           Interpretation.  Words used in this Agreement, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

(Signature page follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:	TARGET:
JUHL WIND, INC.	POWER ENGINEERS COLLABORATIVE, L.L.C.
/s/John Mitola, President	/s/George Shibayama, President
SELLERS:
/s/ George Shibayama George Shibayama, in his individual capacity
/s/ Matt Brown Matt Brown, in his individual capacity
/s/ Bryan Eskra Bryan Eskra, in his individual capacity

Signature Page to Unit Purchase Agreement

SCHEDULE 3.1

ATTACHED TO AND PART OF

UNIT PURCHASE AGREEMENT BY AND AMONG
JUHL WIND, INC. (“BUYER”) AND
GEORGE SHIBAYAMA, MATT BROWN AND BRYAN ESKRA (COLLECTIVELY, THE “SELLERS”)
FOR THE PURCHASE OFALL OF THE OWNERSHIP INTEREST OF
POWER ENGINEERS COLLABORATIVE, L.L.C. (“TARGET”)

3.1(b)—none.

3.1(c)—none.

3.1(d)—none.

3.1(e)—none.

3.1(f)—none.

DISCLOSURE SCHEDULE PURSUANT TO SECTION 4.1
OF
UNIT PURCHASE AGREEMENT BY AND AMONG
JUHL WIND, INC. (“BUYER”) AND
GEORGE SHIBAYAMA, MATT BROWN AND BRYAN ESKRA (COLLECTIVELY, THE “SELLERS”)
FOR THE PURCHASE OFALL OF THE OWNERSHIP INTEREST OF
POWER ENGINEERS COLLABORATIVE, L.L.C. (“TARGET”)

4.1(a)—No exception.

4.1(b)—The total of ownership units in Target are as follows:

George Shibayama
Bryan Eskra
Matt Brown

There are no other ownership units.

4.1(c)—No exception, except insofar as this transaction may adversely affect Target’s license to practice engineering.

4.1(d)—No exception.

4.1(e)—No exception.

4.1(f)—No exception.

4.1(g)—No exception.

4.1(h)—
i.	No exception.
ii.	No exception.
iii.	No exception.
iv.	No exception.
v.	No exception.
vi.	No exception.
vii.	No exception.
viii.	No exception.
ix.	No exception.
x.	No exception.
xi.	No exception.
xii.	No exception.

xiii.	Target has made distributions of cash to Sellers prior to closing in an attempt to reduce its Capital (as defined herein) toward the level of Target Capital Account.
xiv.	No exception.
xv.	No exception.
xvi.	No exception.
xvii.	No exception.
xviii.	No exception.
xix.	No exception.
xx.	No exception.
xxi.	No exception.
xxii.	No exception.
xxiii.	No exception.
xxiv.	No exception.
xxv.	No exception, except as noted.

4.1(i)—No exception.  Sellers and/or Target have not received any notice of a claim or potential claim which has not been otherwise disclosed.

4.1(j)—No exception.

4.1(k)—License to practice as engineers.

4.1(l)—
i.	No exception.
ii.	No exception.
iii.	No exception.
iv.	No exception.
v.	No exception.
vi.	A. basis of Target in its assets included in tax return material provided previously.
B.	No net operating loss, net capital loss, unused credits or charitable contributions.
C.	No deferred gain or allocable to Target as a result of intercompany transactions.
vii.	No exception.
viii.	A. No exception.
B.	No exception.
C.	No exception.
D.	No exception.
E.	No exception.
ix.	No exception.
x.	No exception.

4.1(m)—
i.	No real property owned by Target.
ii.	The leased real property of Target is set forth below:
a.	Chicago office: provide address, lease previously provided.
b.	Wisconsin office: provide address, lease previously provided.
A.	No exception.

B.	No exception.
C.	No exception.
D.	The landlord contends that Target is responsible for costs of repairing the front door of Chicago office. The amount of such claim is approximately $900.
E.	No exception.
F.	No exception.
G.	No exception.
H.	No exception.
I.	No exception.
J.	No exception.
iii.	No exception.

4.1(n)—
i.	None.
ii.	No exception.
iii.	There have been no patents or registrations or pending patent applications or applications or registration made by Target with respect to any of its Intellectual Property.
iv.	None, other than shrink-wrapped software routinely used in Target’s business
v.	No exception.
vi.	No exception.
vii.	No exception.
viii.	No exception.

4.1(o)—No exception as to tangible personal property.  Cannot make any statement as to leased real property.

4.1(p)—
i.	None.
ii.	None.
iii.	Target has an association agreement with Poyry North America, which was provided in the first disclosure submittal.
iv.	None.
v.
There are multiple agreements which include confidentiality clauses, which agreements are entered into in the normal course of business.  All such agreements are for particular projects.  Target has not entered into any agreements providing for non-competition restrictive covenants.

vi.	No such agreements.
vii.	No such agreements.
viii.	No such agreements.
ix.	All employment agreements are at will and some employment agreements are for compensation in excess of $40,000 per year. No employment agreements are in writing.
x.	No such agreements.
xi.	No such agreements.
xii.	No such agreements.
xiii.	No such agreement.
xiv.	No such agreement.
xv.	No such agreement.

4.1(q)—No exception.

4.1(r)—No exception.

4.1(s)—
Business Owners Insurance
Travelers Indemnity Policy

Worker Compensation Insurance
Charter Oak Fire Insurance

Umbrella Liability insurance
Travelers Indemnity Policy

Professional Liability Insurance Policy
Hudson Insurance Company
As previously disclosed in due diligence

4.1(t)—No litigation or alternate dispute resolutions pending or threatened against Target or Sellers.

4.1(u)—No exception.  No standard terms as Target does not sell products.

4.1(v)—No exception.

4.1(w)—
i.	A. No exception.
B.	No exception.
C.	No exception.
D.	No exception.
E.	No exception.
F.	No exception.
G.	No exception.
H.	No exception.
I.	No exception.
ii.	No exception.
iii.	No exception.

4.1(x)—Target’s Benefit Plans, copies provided previously
1. Medical Insurance – Blue Cross Blue Shield
2. Dental Insurance – Met Life
3. 401k Plan – Transamerica
4. Flexible Spending Plan – Envision Health Care
5. Disability Plan – Guardian

i.
A.	No exception to Seller’s knowledge.
B.	No exception to Seller’s knowledge.
C.	No exception to Seller’s knowledge.
D.	No exception to Seller’s knowledge.
E.	No exception to Seller’s knowledge.
ii.	No exception to Seller’s knowledge.
iii.	No exception.
iv.	No such plans exist at Target.

4.1(y)—No exception.

4.1(z)—
i.	No exception, to Seller’s knowledge.
ii.	No exception, to Seller’s knowledge.
iii.	No exception.
iv.	No exception, to Seller’s knowledge.
v.	No exception.
vi.	No exception to Seller’s knowledge.
vii.	No exception to Seller’s knowledge.
viii.	No exception.
ix.	No exception.
x.	No exception to Seller’s knowledge.

4.1(aa)	No exception.

4.1(bb)
i.

ii.	No exception.

4.1(cc)	No exception.